Securities and Exchange Commission

Washington, D.C.  20549

Form 8-K/A

Amendment No. 1
to
Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 25, 2011

FIRST CITIZENS BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-16715	56-1528994
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4300 Six Forks Road Raleigh, North Carolina		27609
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (919) 716-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Current Report on Form 8-K/A amends the Current Report on Form 8-K dated April 25, 2011 filed by First Citizens BancShares, Inc. (the “Corporation”) on April 28, 2011 (the “Original Form 8-K”), and is being filed solely to disclose the decision of the Corporation’s Board of Directors regarding the frequency with which the Corporation will submit a proposal to approve executive compensation for a non-binding, advisory vote of shareholders (a “Say-on-Pay Proposal”) at future annual meetings of shareholders.  No other changes are being made to the Original Form 8-K.

Item 5.07.                      Submission of Matters to a Vote of Security Holders.

As previously reported in the Original Form 8-K, at the Corporation’s annual meeting of shareholders held on April 25, 2011, shareholders approved a Say-on-Pay Proposal, and a majority of the votes cast by shareholders on a separate, non-binding “Say-on-Frequency Proposal” favored submitting a Say-on-Pay Proposal to a vote of shareholders once every three years as recommended by the Corporation’s Board of Directors.

Following the annual meeting, an analysis of the voting on the Say-on-Frequency Proposal indicated that, while a majority of the votes cast favored submitting a Say-on-Pay Proposal for voting every three years, a significant number of shareholders appeared to prefer that a vote be held every year.  As a result, based on the recommendation of its Compensation Committee, the Corporation’s Board of Directors has indicated that it intends to submit Say-on-Pay Proposals for a vote of shareholders on an annual basis until the next required vote by shareholders on a Say-on-Frequency Proposal (the 2017 annual meeting), or until the Board determines that a different frequency is appropriate.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

First Citizens BancShares, Inc.
(Registrant)

Date: August 18, 2011	By: /s/ Kenneth A. Black
Kenneth A. Black
Chief Financial Officer